FORM 8-A/A
Amendment No. 3
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CONSOLIDATED GRAPHICS, INC.
(Exact name of registrant as specified in its charter)

Texas (State of incorporation)	76-0190827 (IRS Employer Identification No.)

5858 Westheimer, Suite 200, Houston, Texas (Address of principal executive offices)	77058 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase	New York Stock Exchange
Series A Junior Participating Preferred Stock
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1. Description of Securities To Be Registered
Item 1 of the Form 8-A is amended and supplemented by adding the following:
The Company and the Rights Agent entered into the Third Amendment to the Rights Agreement between the Company and the Rights Agent, dated as of December 4, 2009 (the “Third Amendment”), which amends the Rights Agreement between the Company and the Rights Agent, dated as of December 15, 1999, as amended (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement, as amended.
The Third Amendment provides that: (1) the Final Expiration Date has been extended from December 15, 2009, to December 14, 2010; (2) the Purchase Price has been changed to $140.00; (3) the definition of Beneficial Owner has been amended to exclude shares that may be acquired pursuant to unexercised options granted under the Company’s employee benefit plans, provided, that shares acquired upon exercise of such options will be included in such definition; and (4) the shareholders may redeem the Rights in certain circumstances involving a “Qualified Offer.”
The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.
Item 2. Exhibits
1.
Rights Agreement, dated as of December 15, 1999, by and between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including exhibits thereto (incorporated by reference to Form 8-A filed on December 23, 1999).

2.
Amendment to the Rights Agreement, dated as July 10, 2006, by and between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Form 8-A/A filed on July 13, 2006).

3.
Second Amendment to Rights Agreement dated as of September 25, 2007, between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Form 8-A/A filed on September 28, 2007).

4.
Third Amendment to Rights Agreement dated as of December 4, 2009, between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company, LLC, as successor to American Stock Transfer & Trust Company, as Rights Agent.

5.	Summary of Rights to Purchase Stock, as amended.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSOLIDATED GRAPHICS, INC.

December 4, 2009	By:	/s/ Jon C. Biro

		Name:	Jon C. Biro

		Title:	Chief Financial and Accounting Officer

Index to Exhibits
1.
Rights Agreement, dated as of December 15, 1999, by and between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including exhibits thereto (incorporated by reference to Form 8-A filed on December 23, 1999).

2.
Amendment to the Rights Agreement, dated as July 10, 2006, by and between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Form 8-A/A filed on July 13, 2006).

3.
Second Amendment to Rights Agreement dated as of September 25, 2007, between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Form 8-A/A filed on September 28, 2007).

4.	Third Amendment to Rights Agreement dated as of December 4, 2009, between Consolidated Graphics, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.
5.	Summary of Rights to Purchase Stock, as amended.